Exhibit 99.2
News Release

American Homes 4 Rent Announces Distributions

AGOURA HILLS, Calif., May 7, 2020—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced that the Board of Trustees declared a dividend of $0.05 per share on the Company’s common shares for the second quarter of 2020. The distribution will be payable in cash on June 30, 2020 to shareholders of record on June 15, 2020.

The Board of Trustees also declared a per share quarterly distribution on the Company’s cumulative redeemable perpetual preferred shares of $0.40625 per share on the 6.5% Series D shares, $0.39688 per share on the 6.35% Series E shares, $0.36719 per share on the 5.875% Series F shares, $0.36719 per share on the 5.875% Series G shares and $0.39063 per share on the 6.25% Series H shares payable in cash on June 30, 2020 to shareholders of record on June 15, 2020.

About American Homes 4 Rent

American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high-quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of March 31, 2020, we owned 52,776 single-family properties in selected submarkets in 22 states.

Additional information about American Homes 4 Rent is available on our website at www.americanhomes4rent.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “believe,” “expect,” “will,” “intend,” “anticipate” or other words that convey the uncertainty of future events or outcomes. These forward-looking statements include the payment and anticipated timing of the payment of distributions of the Company’s common and preferred shares. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could adversely affect our cash flows and ability to pay distributions. Additional information about these and other important factors that may cause our actual results to differ materially from anticipated results expressed or implied by these forward-looking statements is available in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement to conform to actual results or changes in expectations, except as required by applicable law.

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com